Exhibit 4

AMENDED AND RESTATED JOINT BLANKET BOND ALLOCATION AGREEMENT

This Joint Blanket Bond Allocation Agreement (the “Agreement”) is amended and restated as of December 31, 2009, by and among, individually and not jointly, each of the registered investment companies listed on Schedule A, each on behalf of each of its series (each such registered investment company being referred to herein individually as a “Company” and collectively as the “Companies” and each series of a Company being referred to herein individually as a “Fund” and collectively as the “Funds”), Columbia Management Advisors, LLC (“CMA”), Columbia Management Distributors, Inc. (the “Distributor”) and Columbia Management Services, Inc. (the “Transfer Agent” and collectively with CMA and the Distributor, the “Other Insureds”).

The Companies and the Other Insureds (collectively, the “Insureds”) are joint Insureds under an investment company blanket bond (the “Bond”) and wish to comply with the provisions of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”).

In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Primary Coverage. Each Insured shall have “primary” (i.e., minimum assured) coverage under the Bond with respect to each loss covered under the Bond in the amount shown for such Insured on Schedule B hereto, that, with respect to the Companies, is at least equal to the amount that each such Company would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Act.

2. Allocation of Premiums. The premium on the Bond for any Bond period shall be allocated among the Insureds on the basis of the insurer’s estimate of the relative cost to the respective Insureds of maintaining separate bonds in the amounts of their respective primary coverages as stated in Schedule B and with the deductibles applicable to the respective Insureds, subject to approval by each Company’s Board of Trustees. Each Company shall further allocate its portion of the premium among the Funds of such Company in the same proportion as the percentage amount each Fund’s net assets bears to the Company’s net assets as of the same date.

3. Recovery of Sufficient Coverage. Recovery by any Insured for a loss covered under the Bond that does not exceed the limit of coverage provided by the Bond shall be paid in full to the respective Insured in the amount of its respective covered loss.

4. Allocation of Insufficient Coverage. Recovery of a loss covered under the Bond sustained by more than one Insured that in the aggregate exceeds the amount of coverage provided by the Bond shall be equitably and proportionately shared among all such Insureds in amounts consistent with the portion of the Bond premium allocated to each such Insured, provided that, in any event, each such Company shall receive not less than the amount of its primary coverage shown on Schedule B. Recovery by a Company under the Bond shall likewise be allocated among the Funds of the Company based upon the relative premiums for such Bond period borne by the Funds incurring such loss. Any allocation in excess of a loss actually sustained by any Insured shall be reallocated consistent with this paragraph.

5. Deductibles. No deductible under the Bond shall be required for any Company with respect to a loss sustained by a Company resulting from larceny or embezzlement.

6. Prior Agreements. This Agreement shall become effective as of November 30, 2009 and shall supersede any previous agreement between or among any parties hereto relating to the allocation of premiums and coverage under any joint-insured fidelity bond, and any such previous agreement is hereby terminated. If and to the extent there is any recovery of a covered loss under the Bond resulting from a claim arising during any period when a party hereto was covered under the Bond but was not yet a party to this Agreement, the terms of this Agreement shall nonetheless control as if it was in full force and effect with respect to that party on that date.

7. Additional Parties. The parties hereby agree that any registered investment company advised by CMA or its affiliates may become an insured under the Bond and a party to this Agreement by executing this Agreement and by paying its share of the premium in accordance with Section 2 of this Agreement.

8. Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

On behalf of each Company that is organized as a Massachusetts business trust or a series thereof, notice is hereby given that a copy of the Agreement and Declaration of Trust of such Company is on file with the Secretary of State of The Commonwealth of Massachusetts, and that this Agreement is executed by an officer of such Company, as an officer and not individually, on behalf of the trustees of such Company, as trustees and not individually, and that the obligations of this Agreement with respect to a series of such Company shall be binding upon the assets and properties of such series only and shall not be binding upon any of the trustees, officers, employees, agents or shareholders of such Company or such Company individually or on the assets and properties of any other series of such Company.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement by its respective officer as of the date first set forth above.

BOFA FUNDS SERIES TRUST

COLUMBIA FUNDS INSTITUTIONAL TRUST

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I,

each on behalf of each of its series,

For each of the above,

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Managing Director

COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By:	/s/ Beth A. Brown
Name:	Beth A. Brown
Title:	Managing Director

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
Name:	Stephen T. Welsh
Title:	President

Schedule A

December 31, 2009

Registered Investment Companies

BofA Funds Series Trust

Columbia Funds Institutional Trust

Columbia Funds Master Investment Trust, LLC

Columbia Funds Series Trust

Columbia Funds Series Trust I

Columbia Funds Series Trust II

Columbia Funds Variable Insurance Trust

Columbia Funds Variable Insurance Trust I

Schedule B

December 31, 2009

Bond Period:	November 30, 2009 – November 30, 20010
Bond:	Bond No. 87152109B issued by ICI Mutual Insurance Company
Limit of Liability (Fidelity): $75,000,000

Primary Coverage Allocable to Each Insured

Amount ($)
Companies
BofA Funds Series Trust	28,542,619.16
Columbia Funds Institutional Trust	50,000
Columbia Funds Master Investment Trust, LLC	1,500,000
Columbia Funds Series Trust	9,308,766.33
Columbia Funds Series Trust I	8,948,614.51
Columbia Funds Series Trust II	250,000
Columbia Funds Variable Insurance Trust	1,250,000
Columbia Funds Variable Insurance Trust I	1,900,000
Subtotal:	51,750,000
Other Insureds
Columbia Management Advisors, LLC	13,500,000
Columbia Management Distributors, Inc.	3,750,000
Columbia Management Services, Inc.	6,000,000
Subtotal:	23,250,000
Total	75,000,000

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